Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 1, 2024, Atlantic Union Bankshares Corporation (“Atlantic Union”) completed its previously announced merger with American National Bankshares Inc. (“American National”), pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union and American National. At the effective time of the merger, American National merged with and into Atlantic Union, with Atlantic Union continuing as the surviving corporation. Immediately following the merger, American National Bank and Trust Company, American National’s wholly owned subsidiary bank, merged with and into Atlantic Union’s wholly owned subsidiary bank, Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank.

The following tables show the unaudited condensed combined financial information for each of Atlantic Union and American National, as well as unaudited pro forma condensed combined financial information for Atlantic Union and American National reflecting the merger as of and for the year ended December 31, 2023, and pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under GAAP, with Atlantic Union as the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of American National to conform to the presentation in Atlantic Union’s financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 in the table below is presented as if the merger occurred on December 31, 2023, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2023 are presented as if the merger occurred on January 1, 2023.

The following unaudited pro forma condensed combined financial information and accompanying notes are based on and should be read together with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	Atlantic Union’s historical audited financial statements and accompanying notes included in Atlantic Union’s Annual Report on Form 10-K for the year ended December 31, 2023; and

●	American National’s historical audited financial statements and accompanying notes included in American National’s Annual Report on Form 10-K for the year ended December 31, 2023.

The audited financial statements for American National are included as Exhibit 99.1 to the Current Report on Form 8-K/A on which this Exhibit 99.2 is filed.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had Atlantic Union and American National actually been combined as of the dates indicated and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods of the future financial position of the combined entities, which could differ materially from those shown in this information. In addition to the depiction of the accounting for the transaction as required by Article 11 of Regulation S-X, which we refer to as transaction accounting adjustments, Regulation S-X also allows the presentation of management adjustments that could include the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Atlantic Union has elected not to present any management adjustments. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. The pro forma condensed combined statements of income do not include estimated merger and integration-related costs expected to be incurred in conjunction with the merger. See Note 4 accompanying the pro forma condensed combined financial information for additional information regarding merger and integration-related costs. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be ultimately recorded as of the April 1, 2024 effective date of the merger (the “Effective Date”).

Atlantic Union has not yet completed the valuation analysis and calculations at the level of detail required to obtain the necessary estimates of the fair market values of the American National assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and liabilities. Therefore, certain American National assets and liabilities are presented at their respective carrying amounts and should be considered preliminary values. Final determination of the fair values of American National assets and liabilities will be obtained based on actual American National asset and liabilities as of the Effective Date.

Due to the preliminary estimates for the pro forma purchase price and valuation analysis as noted above, the pro forma adjustments presented are to be considered preliminary and subject to change as additional information becomes available. The preliminary pro forma adjustments have been presented solely for the purpose of providing the unaudited pro forma condensed combined financial information.

Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill, deferred taxes, and other assets and liabilities, and may impact the combined company’s statement of income.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	As of December 31, 2023
	(unaudited)
		American	Merger
	Atlantic Union	National	Pro Forma		Pro Forma
(Dollars in thousands)	(As reported)	(As reported)	Adjustments	Note 2	Combined
Assets
Cash and cash equivalents	$378,131	$66,719	$—		$444,850
Securities available for sale, at fair value	2,231,261	521,519	—		2,752,780
Other securities	952,850	10,614	—		963,464
Loans held for sale	6,710	1,279	—		7,989
Loans held for investment, net of deferred fees and costs	15,635,043	2,288,320	(140,752)	[a]	17,782,611
Less: allowance for loan losses	132,182	25,273	(1,253)	[b]	156,202
Total loans held for investment, net	15,502,861	2,263,047	(139,499)		17,626,409
Premises and equipment, net	90,959	31,809	8,376	[c]	131,144
Goodwill	925,211	85,048	170,061	[d]	1,180,320
Amortizable intangibles, net	19,183	2,298	92,394	[e]	113,875
Bank owned life insurance	452,565	30,409	—		482,974
Other assets	606,466	77,975	6,454	[f]	690,895
Total assets	$21,166,197	$3,090,717	$137,786		$24,394,700
Liabilities
Noninterest-bearing demand deposits	$3,963,181	$805,584	$—		$4,768,765
Interest-bearing deposits	12,854,948	1,800,929	(8,180)	[g]	14,647,697
Total deposits	16,818,129	2,606,513	(8,180)		19,416,462
Short-term borrowings	920,833	94,348	—		1,015,181
Long-term borrowings	391,025	28,435	(5,556)	[h]	413,904
Other liabilities	479,883	18,253	6,143	[i]	504,279
Total liabilities	18,609,870	2,747,549	(7,593)		21,349,826
Stockholders' Equity
Preferred stock	173	—	—		173
Common stock	99,147	10,551	8,541	[j], [k]	118,239
Additional paid-in capital	1,782,286	142,834	344,953	[j], [k]	2,270,073
Retained earnings	1,018,070	232,847	(251,179)	[b] [j] [i]	999,738
Accumulated other comprehensive loss	(343,349)	(43,064)	43,064	[j]	(343,349)
Total stockholders' equity	2,556,327	343,168	145,379		3,044,874
Total liabilities and stockholders' equity	$21,166,197	$3,090,717	$137,786		$24,394,700

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

	For the Year Ended December 31, 2023
	(unaudited)
		American	Merger
	Atlantic Union	National	Pro Forma		Pro Forma
(Dollars in thousands, except per share amounts)	(As reported)	(As reported)	Adjustments	Note 2	Combined

Interest and dividend income
Interest and fees on loans	$846,923	$106,471	$43,467	[l]	$996,861
Interest and dividends on securities:
Taxable	67,075	11,034	16,146	[m]	94,255
Nontaxable	34,381	139	57	[m]	34,577
Other interest income	6,071	2,585	—		8,656
Total interest and dividend income	954,450	120,229	59,670		1,134,349
Interest expense
Interest on deposits	296,689	28,843	—		325,532
Interest on borrowings	46,748	6,804	463	[n]	54,015
Total interest expense	343,437	35,647	463		379,547
Net interest income	611,013	84,582	59,207		754,802
Provision for credit losses	31,618	495	—		32,113
Net interest income after provision for credit losses	579,395	84,087	59,207		722,689
Noninterest income	90,877	18,336	(4,215)	[o] [t]	104,998
Noninterest expenses
Salaries and benefits	236,682	36,356	—		273,038
Amortization of intangible assets	8,781	1,069	14,640	[p]	24,490
Other expenses	184,908	30,625	(1,309)	[q] [t]	214,224
Total noninterest expenses	430,371	68,050	13,331		511,752
Income before income taxes	239,901	34,373	41,661		315,935
Income tax expense	38,083	8,214	8,749	[r]	55,046
Net income	201,818	26,159	32,912		260,889
Dividends on preferred stock	11,868	—	—		11,868
Net income available to common shareholders	$189,950	$26,159	$32,912		$249,021
Basic earnings per common share	$2.53	$2.46			$2.79
Diluted earnings per common share	$2.53	$2.46			$2.79
Basic weighted average common shares outstanding	74,961,390	10,627,709	3,719,698	[s]	89,308,797
Diluted weighted average common shares outstanding	74,962,363	10,628,559	3,719,996	[s]	89,310,918

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSESD COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Atlantic Union treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of American National, as of the Effective Date, will be recorded by Atlantic Union at their respective fair values and the excess of the merger consideration over the fair value of American National’s net assets will be allocated to goodwill.

The merger, which closed on April 1, 2024, provides that American National shareholders will receive 1.35 shares of Atlantic Union common stock, valuing the transaction at approximately $506.9 million, or $47.67 per share, based on the closing share price of Atlantic Union common stock on the NYSE on March 28, 2024.

Note 2 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change. Atlantic Union has engaged an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(a)

Adjustments to American National’s outstanding loans held for investment, net of deferred fees and costs, reflect estimated fair value adjustments consisting of (i) adjustments for credit deterioration in the acquired loan portfolio, including adjustments on acquired loans that have not experienced more-than-insignificant deterioration in credit quality since origination, or non-PCD loans, and adjustments on acquired loans that have experienced more-than-insignificant deterioration in credit quality since origination, or PCD loans, (ii) an interest rate mark based on current market interest rates and spreads including the consideration of liquidity concerns, and (iii) a gross up of PCD loans, each as reflected in the following table:

(Dollars in thousands)	December 31, 2023
Credit mark - acquired non-PCD loans	$(21,050)
Credit mark - acquired PCD loans	(4,300)
Interest rate mark - acquired loans	(119,702)
Net fair value adjustments	(145,052)
Gross up of PCD loans	4,300
Cumulative pro forma adjustments to loans held for investment, net of deferred fees and costs	$(140,752)

(b)

Adjustments to American National’s allowance for credit losses, or ACL, that consist of (i) an adjustment to reverse its existing ACL, as loans acquired in a business combination are recorded at fair value and the recorded ACL of the acquired company is not carried over, (ii) the credit mark on acquired PCD loans, which under the current expected credit losses, or CECL, framework, is reflected as a gross up to both loans and ACL and is subject to change at closing of the merger, and (iii) an additional allowance for non-PCD loans under CECL of $19.7 million with a deferred tax adjustment of $4.1 million, resulting in a net impact to retained earnings of $15.6 million, which will be recognized through the income statement of the combined company, each as reflected in the following table:

(Dollars in thousands)	December 31, 2023
Reversal of American National’s existing ACL	$(25,273)
Estimate of lifetime credit losses for PCD loans	4,300
CECL ACL for non-PCD loans	19,720
Cumulative pro forma adjustment to allowance for credit losses	$(1,253)

(c)	Adjustment to reflect the estimated fair value of American National’s premises and equipment.

(d)

An adjustment to eliminate American National’s legacy goodwill of $85.0 million, and to record estimated goodwill of $255.1 million related to the merger, based on the preliminary pro forma allocation of purchase price as shown in Note 3 below.

(e)

Adjustment to record an estimated core deposit intangible asset of $87.2 million and a customer relationship intangible asset of $7.5 million and to eliminate American National’s previously reported other amortizable intangible assets of $2.3 million. The core deposit intangible asset and customer relationship intangible asset is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method. The estimate of the core deposit intangible asset represents a 3.75% premium on American National’s core deposits based on current market data for similar transactions.

(f)	Adjustment to record deferred federal income taxes to reflect the effects of the acquisition accounting adjustments based on Atlantic Union’s federal income statutory tax rate of 21%.

(g)	Adjustment to reflect the estimated fair value of American National’s time deposits based on current market interest rates for similar instruments.

(h)	Adjustment to reflect the estimated fair value of American National’s trust preferred capital notes at current market rates and spreads for similar instruments.

(i)	Adjustment reflects estimated accrual of contractually obligated transaction costs related to the merger.

(j)

Adjustment to eliminate American National’s shareholders’ equity and record the issuance of shares of Atlantic Union common stock on the conversion of all of the outstanding shares of American National common stock into shares of Atlantic Union common stock based on the exchange ratio.

(k)

Adjustment to record the equity to be issued as merger consideration. The adjustment to surplus represents the amount of equity consideration above the $1.33 par value of Atlantic Union common stock issuable in the merger.

(l)	Adjustment represents the estimated net discount accretion on acquired loans. Discount expected to be accreted over four years using the sum-of-years digits method.

(m)

Adjustment represents the estimated net discount accretion on American National’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over six years using the sum-of-years digits method.

(n)

Adjustment represents the estimated net discount amortization on American National’s trust preferred capital notes to be assumed in the merger. Discount on such trust preferred capital notes is expected to be accreted over 12 years using the straight-line method.

(o)

Adjustment represents the estimated loss of pre-tax income resulting from application of the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following the merger.

(p)

Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method. Also includes elimination of amortization previously recorded by American National in connection with previous acquisitions.

(q)	Adjustment represents the estimated premium amortization on American National’s premises. Such premium is expected to be amortized over 30 years using the straight-line method.

(r)	Adjustment to federal income tax expense to record the federal income tax effects of pro forma adjustments using a federal corporate income tax rate of 21%.

(s)

Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of American National common stock outstanding and to record shares of Atlantic Union common stock to be issued in the merger, calculated using the exchange ratio.

(t)

Adjustment for the reclassification of American National’s interchange network fees recorded in other expenses to noninterest income, to align with the presentation of Atlantic Union’s income statements.

Note 3 – Preliminary Pro Forma Allocation of Purchase Price

The preliminary pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will ultimately be recorded as of the Effective Date. Adjustments may include, but not be limited to, changes in (a) American National’s balance sheet and operating results through the Effective Date; (b) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (c) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The following table shows the preliminary pro forma allocation of the preliminary consideration paid in the merger for American National’s common stock, based on the closing share price of Atlantic Union common stock of $35.31 on the NYSE on March 28, 2024, the last trading day before the Effective Date, to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger:

(Dollars in thousands)
Purchase price:
Fair value of shares of Atlantic Union common stock issued		$506,879
Total pro forma purchase price		$506,879

Fair value of assets acquired:
Cash and cash equivalents	$66,719
Securities	532,133
Loans held for sale	1,279
Net loans held for investment	2,143,268
Premises and equipment	40,185
Amortizable intangibles	94,692
Other assets	110,697
Total assets	2,988,973

Fair value of liabilities assumed:
Deposits	2,598,333
Short-term borrowings	94,348
Long-term borrowings	22,879
Other liabilities	21,643
Total liabilities	$2,737,203

Net assets acquired		$251,770
Preliminary pro forma goodwill		$255,109

Note 4 — Merger- and Integration-Related Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.